SCHEDULE 14A INFORMATION

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OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Advisor Series VII
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Advisor Natural Resources Restructuring Support

Rationale for attempting to restructure Advisor Natural Resources

The fund has been energy primarily

70% to 80% of the portfolio has been energy

One of the highest R2s to the S&P Energy Index among competitors

The fund's return and risk profile has been highly comparable to Select Energy (3-year return: 37% vs. 40%; standard deviation: 20% for both; 5-year return: 18% vs. 19%)

How investors hold the fund does not appear to restrict their choices

Only 5% of fund assets are held in Premium 401(k)s

The consensus of our client-facing contacts is that our IPs would prefer to know what the fund is

Energy, not energy with some materials

Why would IPs sell our fund if they wanted energy?

Lack of choice-AIM, which was launched in 2002, and Rydex are the only energy funds with a load or 12b-1; Vanguard, Fidelity, and ICON have no-load energy funds

High R2 to Energy Indices. Even higher than AIM Energy

There's evidence that investors have preferred alternatives to natural-resources

Most of our fund's growth has come from returns, not sales

Net sales since 1/1/02 were $146 million or 25% of the asset growth; Net sales were $84 million year-to-date through July

ETF energy assets were $5.8B vs. $1.4B for natural resources

The largest non-prop fund in the Morningstar Specialty-Natural Resources category is PIMCO Commodities Real Return

If shareholders don't like the proposal to restructure the fund, they'll vote it down

Competitive landscape-Key Morningstar category competitors

Fund	Assets ($MM)	% Energy	% Industrial Materials	Stars	3 Yr Ann Return	R2 to S&P Energy Index	R2 to S&P Materials Index
PIMCO Commodities RR Inst	$12,305	NA	NA	2	21.45%	.25	.00
Ivy Global Natural Resources A	$4,028	45%	48%	4	37.70%	.65	.41
RS Global Natural Resources	$1,999	60%	30%	4	38.80%	.80	.33
Oppenheimer Real Assets A	$1,881	NA	NA	2	22.16%	.22	.01
Jennison Natural Resources B	$1,785	62%	38%	4	42.53%	.72	.26
AIM Energy A	$1,571	98%	0%	4	41.53%	.85	.12
Blackrock Global Resources A	$1,191	90%	5%	4	51.53%	.72	.29
Fidelity Advisor Natural Resources T	$842	71%	23%	3	36.60%	.87	.25
Putnam Global Natural Resources A	$658	78%	19%	3	33.52%	.91	.27
Franklin Natural Resources A	$478	78%	17%	2	35.60%	.87	.25

Source:Morningstar; Green = Funds with higher materials allocations than our fund (Oppenheimer uses the DJ AIG Index which caps energy)